HARRIS BEACH PLLC
                                                        ATTORNEYS AT LAW
                                                        99 Garnsey Road
                                                        Pittsford, NY 14534
                                                        (585) 419-8800
June 10, 2005
                                                        THOMAS E. WILLETT

                                                        Direct: (585) 419-8646
                                                        Fax: (585) 419-8818
                                                        TWILLETT@HARRISBEACH.COM


Intervest Mortgage Corporation
One Rockefeller Plaza (Suite 400)
New York, New York  10020-2002

     Re:     Intervest Mortgage Corporation
             Registration Statement of Form S-11

Gentlemen:

     You have requested our opinion in connection with a Registration Statement on Form S-11 (the "Registration Statement") filed by Intervest Mortgage Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the Company's issuance and sale of up to $12,000,000 principal amount of its Series __/__/__ Subordinated Debentures (the "Debentures"). Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Registration Statement.

     In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation of the Company, the Bylaws of the Company, Certificates of Public Officials and Officers of the Company and such other documents and records as we have deemed necessary or appropriate for purposes of our opinion.

     Based on the foregoing, and subject to the qualifications and assumptions referred to herein, we are of the opinion that:

     a. The Company is a corporation validly existing and in good standing under the laws of the State of New York.

     b. The Debentures, when executed and authenticated in the manner set forth in the Indenture and issued, sold and delivered against payment therefor in accordance with the Underwriting Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable as to the Company in accordance with their terms, subject to (i) applicable bankruptcy, moratorium, insolvency, reorganization and similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

     We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the truth of all facts recited in all relevant documents.

Intervest Mortgage Corporation                               HARRIS BEACH PLLC
June  , 2005                                                 ATTORNEYS AT LAW
Page 2


     The opinions set forth above are limited to the laws of the state of New York and the federal laws of the United States.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the prospectus included in the Registration Statement.

                                            Very truly yours,

                                            Harris Beach PLLC



                                            By:   /s/ Thomas E. Willett
                                                  ---------------------
                                                  Thomas E. Willett,
                                                  Member of the  Firm